UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 2006

Net Perceptions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-25781	41-1844584
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Landmark Square, 22nd Floor, Stamford, Connecticut 06901
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code (203) 428-2040

                                                 N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Employment Agreement

On December 1, 2006, the Company entered into an employment agreement with Jonathan LaBarre (the “Employment Agreement”). The Employment Agreement provides for his employment as Chief Financial Officer and Principal Financial Officer of the Company for a term of three years, subject to certain termination rights. The Employment Agreement provides that he will receive an annual base salary of $205,000, subject to annual review by the Company as well as a one-time bonus in the amount of $45,000 payable upon the filing of the Company’s annual report on Form 10-K for the year ended December 31, 2006. In addition, Mr. LaBarre is entitled to receive annual and other bonuses as may be determined in the sole discretion of the Company’s Compensation Committee. The Employment Agreement also entitles him to participate in the medical, insurance and other fringe benefit plans or policies the Company may make available to, or have in effect for, its personnel with commensurate duties from time to time.

Pursuant to the Employment Agreement, the Company will issue and grant to Mr. LaBarre an option under the Company’s 1999 Equity Incentive Plan to purchase 250,000 shares of the Company’s Common Stock, having an exercise price equal to the value market value of the Company’s common stock on December 1, 2006, of which (i) 125,000 shall vest in three equal annual installments commencing on the first anniversary of the date of grant; (ii) 41,668 shall vest if the Company's EBITDA (as reflected in its audited financial statements) for the year ending December 31, 2007, is not less than $13,800,000, or if EBITDA for the two years ending December 31, 2008 is not less than $29,500,000; (iii) 41,666 shall vest if EBITDA for the year ending December 31, 2008, is not less than $15,700,000, or if EBITDA for the two years ending December 31, 2009 is not less than $32,900,000; and (iv) 41,666 shall vest if EBITDA for the year ending December 31, 2009, is not less than $17,200,000, or if the Company (in its absolute discretion) elects to extend or renew Mr. LaBarre's employment for an additional three-year term, and the EBITDA for the two years ending December 31, 2010, achieves a target to be determined by the Company and set forth in such extended or renewed employment agreement. The terms and provisions of such options will be set forth in a stock option agreement in a form satisfactory to the Company. In addition, the Employee may be entitled, during the term of the Employment Agreement, to receive additional options, at such exercise prices and other terms as the Compensation Committee of the Board may, in its sole and absolute discretion, determine.

In the event Mr. LaBarre’s employment is terminated by the Company without “cause” (as such term is defined in the Employment Agreement) or if the Company fails to renew or extend the term of the Employment Agreement, and the Company so elects, the Company may continue to pay Mr. LaBarre his base compensation for up to an additional 12 months. In addition, Mr. LaBarre’s Employment Agreement may be terminated at the Company’s option for “cause” (as such term is defined in his Employment Agreement).

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The Employment Agreement contains a non-competition covenant and non-solicitation provisions (relating to the Company’s employees and customers) effective during the term of his employment and for one year after any termination of Mr. LaBarre’s employment and for the duration of any extended severance period in the event of termination of employment without cause due to failure to renew or extend the employment agreement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)           Effective December 1, 2006, Ms. Susan Luckfield resigned as the Company’s Principal Financial Officer.

(c)    On December 1, 2006, the Board of Directors of the Company appointed Jonathan LaBarre as Chief Financial Officer and Principal Financial Officer. Mr. LaBarre, who is 37 years of age, previously worked for Terex Corporation, a diversified global manufacturer, where he served as Senior Finance Manager, Corporate Finance since February 2002. From April 1999 until January 2002, Mr. LaBarre served in various finance leadership roles for Pratt & Whitney’s International Product Center, Division of United Technologies Corporation, a producer of aerospace, elevators and air conditioning products. Prior to that, from October 1997 until March 1999, Mr. LaBarre held the position of Project Manager, Corporate Finance with The Stanley Works, an S&P 500 company. Mr. LaBarre graduated with a B.S. in Accounting from the Central Connecticut State University in 1994 and received a M.B.A. from Western New England College in 2000. Mr. LaBarre is a certified public accountant. Mr. LaBarre has no family relationships with any other director or executive officer of the Company. The material terms of the Employment Agreement between the Company and Mr. LaBarre is set forth in Item 1.01 above and incorporated herein by reference. There are no transactions in which Mr. LaBarre has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

On December 4, 2006, the Company issued a press release announcing the hiring of Jonathan LaBarre as the Company’s new Chief Financial Officer. A copy of the press release is furnished as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(c)    Exhibits. The following Exhibit is filed herewith as part of this report:

Exhibit	Description
10.1	Employment Agreement by and between Net Perceptions, Inc. and Jonathan LaBarre, dated as of December 1, 2006.

99.1	Press release dated December 4, 2006, announcing hiring of new Chief Financial Officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 4, 2006

NET PERCEPTIONS, INC.

By:	/s/ Albert W. Weggeman, Jr.
Name: Albert W. Weggeman, Jr. Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Employment Agreement by and between Net Perceptions, Inc. and Jonathan LaBarre, dated as of December 1, 2006.

99.1	Press release dated December 4, 2006, announcing hiring of new Chief Financial Officer.